UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2015

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street Louisville, Kentucky	40202-2412
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On May 1, 2015, Kindred Healthcare, Inc. (the “Company”) transferred the operations of two nursing centers located in Utah (the “Transferred Facilities”) to subsidiaries of The Ensign Group, Inc. (“Ensign”). Ensign also purchased certain assets (including inventory and tangible personal property) used by the Company to operate the Transferred Facilities for an aggregate purchase price of approximately $560,000, pursuant to the terms and conditions set forth in two separate Operations Transfer Agreements. While no single Operations Transfer Agreement qualifies as a material contract, the May 1, 2015 divestiture of the Transferred Facilities to Ensign taken as a whole qualifies as a disposition of a significant amount of assets. Other than with respect to the Transferred Facilities, no material relationship exists between Ensign and the Company (or any of their affiliates, directors or officers).

The Transferred Facilities were previously leased from Ventas, Inc. (“Ventas”) and had lease terms expiring on December 31, 2015. Pursuant to that certain Agreement Regarding Master Leases No. 2, dated December 31, 2014 (the “Agreement Regarding Master Leases”) by and between the Company and Ventas, the Company is entitled to 25% of the net sales proceeds upon the sale of any of the nine facilities covered by such agreement, subject to an aggregate cap for all such sales of $3 million. Because Ventas is selling the Transferred Facilities to these new operators (rather than re-renting them), Ventas will be paying the Company 25% of the net proceeds from such sale, estimated at approximately $1.6 million. As more fully described in the “Master Lease Agreements” section of the Company’s Form 10-K filed with the Securities and Exchange Commission on March 2, 2015, the Company leased 38 transitional care hospitals and 45 nursing centers as of December 31, 2014 from Ventas under four master lease agreements.

A pro forma income statement is not provided as the Company has reflected the operating results for the Transferred Facilities as discontinued operations for all historical periods beginning December 31, 2014 (in connection with the Agreement Regarding Mater Leases). A pro forma balance sheet is not provided due to the immateriality of proceeds received from the sale of the Transferred Facilities. The Transferred Facilities accounted for revenues of $9.0 million for the year ended December 31, 2014 and $2.2 million for the quarter ended March 31, 2015 and pretax losses of $1.4 million and $0.2 million for each such respective period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Kindred Healthcare, Inc.

Date: May 4, 2015	By:	/s/ Joseph L. Landenwich
Joseph L. Landenwich
Co-General Counsel and Corporate Secretary